Exhibit 10.1

SEPARATION AGREEMENT BETWEEN ROBERT MACKNIGHT
AND MATTSON TECHNOLOGY, INC.

November 14, 2007

Robert MacKnight

Re: Separation Agreement

Dear Bob:

This letter, upon signature, will constitute agreement (the "Agreement") by you to the terms of your separation from Mattson Technology, Inc. ("Mattson").

  Transition: On March 31, 2008 (the "Transition Date"), you will transition from President and Chief Operating Officer to Vice President. As of March 31, 2008, you no longer will have (nor may you represent yourself as having) the express or implied right or authority to enter into any contracts, or incur any expenses, obligations or liabilities on behalf of or in the name of Mattson.

  Employment as Vice President: The term of your employment as a Vice President shall be 16 months (through July 31, 2009) (hereafter, the "Transition Period"). You will remain a Mattson employee during the Transition Period. While you continue to provide services to Mattson as an employee, Mattson will pay you the compensation and provide you the benefits described in Paragraph 3 of this Agreement. During the Transition Period, Mattson will continue to provide you with an electronic mail account and office phone number.

  Payments and Benefits: In consideration for your promise to provide services under this Agreement, and your provision of those services, as well as the other promises and representations made by you in this Agreement, Mattson will provide you with the following payments and benefits:

    Payments: Mattson will pay to you your full current salary for a period of 8 months, beginning at the close of business on the Transition Date and continuing through November 30, 2008. Thereafter, Mattson will pay to you half of your current salary for a period of 8 months, beginning December 1, 2008 and continuing through July 31, 2009. You understand and agree that Mattson will withhold taxes from, and report, these amounts to tax authorities as Mattson determines it is required to do. The salary payments described in this paragraph will hereafter be referred to as the "Transition Payments."

    Benefits: Immediately following the Transition Date, Mattson will provide to you the following employment benefits (the "Transition Benefits"):

      Continuation of Existing Company-Paid Benefits: During the Transition Period, Mattson will continue to provide to you all company-paid benefits to which you are currently entitled. Mattson reserves the right to modify in the future its company-paid benefit plans (or the providers thereof). Mattson agrees that, at the conclusion of the Transition Period, you will be entitled to seek continued health benefits under the Consolidated Omnibus Budget Reconciliation Act (COBRA).

      Continuation of Stock Vesting: All stock options that you have been granted by Mattson on or before the Transition Date shall continue to vest during the Transition Period. The period for exercising these options shall be determined under the terms applicable to those options. For example, given a 90-day exercise period under the option terms, if you remain employed through July 31, 2009, you generally would have until October 31, 2009 to exercise those options, to the extent vested.

    Computer Stipend: Mattson will pay you a stipend in an amount sufficient to purchase a personal computer that is equivalent in capability to the Mattson-owned computer you currently use.

    Bonus: If Mattson's Board of Directors approves the payment of bonuses relating to the first half of 2007 to any member of Mattson's Executive Team (i.e. CEO and CFO), you will also be paid a bonus for the first half of 2007 in an amount to be determined by the Board of Directors.

    Payment for Unused Sabbatical. Mattson will pay you 7 weeks pay in lieu of the Sabbatical for which you are qualified to take, but have not yet done so. This payment will be in addition to any amounts due to you for accrued and unused Personal Time Off.

  Releases:

    Release of Claims: By signing this Agreement, you irrevocably and unconditionally release all Claims described in Paragraph 4(b) that you may now have against the Released Parties specified below.

    Claims Released: In exchange for Mattson's promises under this Agreement, you hereby release (i.e., give up) all known and unknown claims that you presently have against Mattson, its current or former subsidiaries and affiliates, and their current and former Board members, partners, employees or agents, and any related parties (Released Parties), except claims that the law does not permit you to waive by signing this Agreement. For example, you are releasing all common law contract, tort, or other claims you might have, as well as all claims you might have under the Age Discrimination in Employment Act (ADEA), the WARN Act, Title VII of the Civil Rights Act of 1964, Sections 1981 and 1983 of the Civil Rights Act of 1866, the Americans With Disabilities Act (ADA), the Employee Retirement Income Security Act of 1974 (ERISA), and similar state or local laws, such as the California Fair Employment and Housing Act, California Labor Code Section 200 et seq., and any applicable California Industrial Welfare Commission order. You expressly waive the protection of Section 1542 of the Civil Code of the State of California, which states that:

    A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.

    No Assignment of Claims: By signing this Agreement, you expressly warrant that you have not assigned or given away any of the Claims you are releasing.

  Representations and Promises: You acknowledge and agree that:

    Entire Agreement; Amendment. This Agreement is the entire agreement relating to your service with Mattson and any claims or future rights that you might have with respect to Mattson and the Released Parties. This Agreement only may be amended by a written agreement that Mattson and you sign. This Agreement is a legally admissible, enforceable agreement governed by Federal law and the laws of California.

    No Reliance on Representations. When you decided to sign this Agreement, you were not relying on any representations that were not in this Agreement.

    Future Changes to Employee Compensation. You understand that Mattson in the future may change or improve employee benefits or offer new programs to its employees. You further agree that you will not seek to receive any such additional pay, benefits or programs.

    No Wrongs, Injuries or Unpaid Amounts. You acknowledge that you have not suffered any job-related wrongs or injuries, such as any type of discrimination, for which you might be entitled to compensation or relief in the future. You represent that you have been paid all wages, commissions, compensation, benefits, and other amounts that Mattson or any Released Party should have paid you in the past.

    Severability. If Mattson or you successfully assert that any provision in this Agreement is void, the rest of the Agreement shall remain valid and enforceable unless the other party to this Agreement elects to cancel it. If this Agreement is canceled, you will repay all amounts paid to you pursuant to this Agreement.

    Truth of Representations. If you initially did not think any representation you are making in this Agreement was true or if you initially was uncomfortable making it, you resolved all your doubts and concerns before signing this Agreement.

    Voluntariness. You have carefully read this Agreement, you fully understand what it means, you are entering into it knowingly and voluntarily, and all your representations in it are true.

    Consideration Period. You understand that the consideration period described in the box above your signature started when you first were given this Agreement, and you waive any right to have it restarted or extended by any subsequent changes to this Agreement.

    Representations and Promises as Consideration. You understand that Mattson would not have given you the Transition Payments or Benefits that you are getting in exchange for this Agreement but for the representations and the promises you are making by signing it.

    Disclosures and Cooperation. You have disclosed to Mattson any information you have concerning any conduct involving Mattson or any affiliate that you have any reason to believe may be unlawful or that involves any false claims to the United States. You further agree that, as requested by Mattson, you will cooperate fully with Mattson or its representatives in any investigation, proceeding, administrative review or litigation pertaining to matters occurring during your employment with Mattson. You understand that nothing in this Agreement prevents you from cooperating with any U.S. government investigation. In addition, to the fullest extent permitted by law, you hereby irrevocably assign to the U.S. government any right you might have to any proceeds or awards in connection with any false claims proceedings against Mattson or any affiliate.

    Company Property and Incurring of Liabilities. On or before the Transition Date, you will return to Mattson all computers, files, memoranda, documents, records, copies of the foregoing, Company-provided credit cards, keys, building passes, security passes, access or identification cards, and any other property of Mattson or any Released Party in your possession or control. By the Transition Date, you will have cleared all expense accounts, repaid everything you owe to Mattson or any Released Party, paid all amounts you owe on Company-provided credit cards or accounts (such as cell phone accounts), and canceled or personally assumed any such credit cards or accounts. You further agree not to incur any expenses, obligations, or liabilities on behalf of Mattson from the date of this Agreement until the Transition Date without written consent from Mattson's Chief Executive Officer.

    Adverse Tax Treatment. You agree not to make any claim against Mattson or any other person based on how Mattson reports, or withholds taxes from, any amounts payable under this Agreement, or if an adverse determination is made as to the tax treatment of any amounts payable under this Agreement. You agree that Mattson has no duty to try to prevent such an adverse determination.

    Non-Disparagement. You agree not to criticize, denigrate, or otherwise disparage Mattson, any other Released Party, or any of Mattson's products, processes, experiments, policies, practices, standards of business conduct, or areas or techniques of research. Mattson agrees not to criticize, denigrate or otherwise disparage me.

    Transitioning of Responsibilities. You agree that you will fully cooperate with Mattson in effecting a smooth transition of your responsibilities to others.

  Proprietary Information and Innovations Assignment Agreement. I acknowledge agreement to the terms contained in the Proprietary Information and Innovations Assignment Agreement signed by me on August 17, 2001, a copy of which is attached as Exhibit A.

  Deferred Compensation Plan. Mattson agrees that it, through its officers, will present to its Board of Directors a request for approval of an amendment to Mattson's existing Deferred Compensation Plan (the "Plan") that would allow qualified Mattson employees whose age plus years of service equals 65 at the time their active services for Mattson terminate or are materially reduced to defer Plan distributions in a manner that does not violate Internal Revenue Code Section 409A. If this amendment is adopted, you will be permitted to defer your Plan distributions if you satisfy the amendment's terms.

  Arbitration of Disputes: Mattson and you agree to resolve any future disputes through final and binding arbitration. For example, you are agreeing to arbitrate any dispute about the validity of this Agreement or any discrimination claim that may survive this Agreement. You also agree to resolve through final and binding arbitration any disputes you have with any other Released Party who elects to arbitrate those disputes under this subsection. Arbitrations shall be conducted by JAMS in accordance with its employment dispute resolution rules. This agreement to arbitrate does not apply to government agency proceedings. By writing your initials in the following blank, ____ , you are acknowledging that you understand this section's arbitration requirements and that arbitration would be in lieu of a jury trial.

  Future References. Any request for a reference about you by a prospective employer must be made to the Chief Executive Officer or Vice President of Organizational Capability. In response to such a request, Mattson agrees that it will respond to such request in a manner to be mutually agreed by you and Mattson.

  Future Employment During the Transition Period. Mattson agrees that you may obtain new employment during the Transition Period, provided that:
  (i) such employment does not violate your promises under paragraph 6 of this Agreement, and (ii) such employment does not interfere with your provision of services under this Agreement. The parties intend that the services rendered by you under this Agreement shall be part-time and shall not be so onerous as to prevent you from full-time services for a different employer.

  Outplacement Services. Mattson agrees that it will pay, at your request, for outplacement services acceptable to Mattson to help you find new employment, provided that the new employment you seek would not violate your promises under Paragraph 6 of this Agreement.

YOU MAY NOT MAKE ANY CHANGES TO THE TERMS OF THIS AGREEMENT. BEFORE SIGNING THIS AGREEMENT, READ IT CAREFULLY AND, IF YOU CHOOSE, DISCUSS IT WITH YOUR ATTORNEY AT YOUR OWN EXPENSE. TAKE AS MUCH TIME AS YOU NEED TO CONSIDER THIS AGREEMENT BEFORE DECIDING WHETHER TO SIGN IT, UP TO 21 DAYS. BY SIGNING IT YOU WILL BE WAIVING YOUR KNOWN AND UNKNOWN CLAIMS.

YOU MAY REVOKE THIS AGREEMENT IF YOU REGRET HAVING SIGNED IT. TO DO SO, YOU MUST DELIVER A WRITTEN NOTICE OF REVOCATION TO GENE TANGE AT 47131 Bayside Parkway, Fremont, California 94538 BEFORE SEVEN 24-HOUR PERIODS EXPIRE FROM THE TIME YOU SIGNED IT. IF YOU REVOKE THIS AGREEMENT, IT WILL NOT GO INTO EFFECT AND YOU WILL NOT RECEIVE THE TRANSITION PAYMENTS OR BENEFITS DESCRIBED IN IT.

DECEMBER 5, 2007 IS THE DEADLINE FOR YOU TO DELIVER A SIGNED COPY OF THIS AGREEMENT TO GENE TANGE AT 47131 Bayside Parkway, Fremont, California 94538. IF YOU FAIL TO DO SO, YOU WILL NOT RECEIVE THE TRANSITION PAYMENTS OR BENEFITS DESCRIBED IN IT.

Date: November 14, 2007	/s/ Robert MacKnight Robert MacKnight, President and COO

Date: November 14, 2007	/s/ David Dutton David Dutton, Chief Executive Officer On behalf of Mattson Technology, Inc.

EXHIBIT A TO SEPARATION AGREEMENT BETWEEN ROBERT
MACKNIGHT AND MATTSON TECHNOLOGY, INC.

PROPRIETARY INFORMATION AND
INNOVATIONS ASSIGNMENT AGREEMENT

This Agreement, effective as of August 20, 2001, confirms certain terms of my employment with Mattson Technology, Inc. (the "Company"), and is a condition and a material part of the consideration for my employment by the Company and the compensation that I receive from the Company from time to time.

1. Proprietary Information.

1.1 As used in this Agreement, "proprietary information" means any information that was or will be developed, created, or discovered by or on behalf of any natural person or entity (collectively, "person") or that became or will become known by, or was or is conveyed to, any person, which has commercial value in the business of such person, including non-public information which I should reasonably expect such person to regard as confidential, whether or not it is marked as "confidential". By way of illustration, but not limitation, proprietary information includes technical and non-technical information about software programs and subroutines, source and object code, algorithms, mask works, trade secrets, designs, specifications, technology, know-how, processes, procedures, data, ideas, techniques, inventions (whether or not patentable), works of authorship (whether or not protected or protectable as copyright), formulas, manuals, business and product development plans and forecasts, client or customer lists, terms of compensation and performance levels of any employee of such person, information relating to such person's customers and other information concerning actual or anticipated business, research, development, experimental work, production, manufacturing and engineering processes, as well as prices and pricing structures, marketing and sales information, product lines, other financial information, and any information, documents and materials relating thereto, or which is or are received in confidence by or for such person from any other person.

1.2 As used in this Agreement, "Mattson Proprietary Information" means any proprietary information that was or will be developed, created, or discovered by or on behalf of the Company or its affiliates (collectively, "Mattson") or that became or will become known by, or was or is conveyed to, any Mattson entity, which has commercial value in the business of the Company or any other Mattson entity.

2. Ownership and Non-disclosure of Mattson Proprietary Information

2.1 All Mattson Proprietary Information is and shall be the sole property of the Company, other Mattson companies, their assignees or customers, as the case may be, and the Company, other Mattson companies, their assignees and customers accordingly, shall be the sole owner of all patents, copyrights, mask works, trade secrets and other rights in connection therewith. I hereby assign to the Company any rights and interest I may have or acquire in Mattson Proprietary Information.

2.2. I agree that at all times, both during the term of my employment with the Company and after its termination for any reason whatsoever, I shall hold in strictest confidence and trust and shall not, directly or indirectly, use or disclose to any person without the prior written authorization of the Company, except as may be necessary in the ordinary course of performing my employment duties as an employee of the Company, any Mattson Proprietary Information that I may have or acquire during the period of my employment with the Company or anything directly or indirectly relating to Mattson Proprietary Information.

2.3 Notwithstanding the foregoing, it is understood that at all times I am free to use information which is generally known in the trade or industry not as a result of a breach of this Agreement, as well as my own skill, knowledge, know-how and experience not directly related to my employment with the Company.

2.4 I have been informed and acknowledge that misappropriation of the Company's trade secrets may result in civil liability under the Uniform Trade Secrets Act, as adopted in California Civil Code Section 3426 or analogous provisions in other relevant jurisdictions, and, if willful, may result in an award for triple the amount of the Company's damages and attorneys' fees; and that unauthorized use of trade secrets may be a crime under California Penal Code Section 499(c), punishable by imprisonment for a time not exceeding one (1) year, or by a fine not exceeding five thousand dollars ($5,000), or by both, or under analogous provisions in other relevant jurisdictions ..

3. Third Party Information

I recognize that the Company has received and will receive in the future proprietary information from third parties subject to a duty on the Company's part to maintain the confidentiality of such information and/or to use it only for certain limited purposes. I agree that I owe the Company and such third parties, both during the term of my employment and thereafter, a duty to hold such proprietary information in the strictest confidence and not to disclose it to any natural person or entity (except in a manner that is consistent with the Company's agreement with the third party) or use it for the benefit of anyone other than the Company or such third party (consistent with the Company's agreement with the third party), unless expressly authorized to act otherwise by an officer of the Company.

4. Former Employer Information.

I agree that I shall not, during my employment with the Company, improperly use or disclose any proprietary information or trade secrets of my former or concurrent employers (if any) or companies for which I performed or perform consulting services (if any) and that I shall not bring onto the premises of the Company any unpublished documents or any property belonging to such employers or companies without their written consent.

5. Innovations.

5.1 As used in this Agreement, the term " Innovations" means any and all new or useful art, discovery, improvement, technical development, inventions, and works of authorship, whether or not patentable, protectable under applicable copyright laws or registrable, and all related know-how, designs, mask works, trademarks, formulae, processes, manufacturing techniques, trade secrets, ideas, artwork, software or other copyrightable or patentable works or proprietary information which I may solely or jointly acquire, conceive, develop or reduce to practice.

5.2 As used in this Agreement, the term "Mattson Innovations" means any and all Innovations which I may solely or jointly acquire, conceive, develop or reduce to practice during the period of my employment with the Company.

6. Ownership of Prior Innovations

6.1 I have attached hereto, as Exhibit A, a complete list of all Innovations that I have, alone or jointly with others, conceived, developed or reduced to practice or caused to be conceived, developed or reduced to practice prior to the commencement of my employment with the Company, that I consider to be my property or the property of third parties and that I wish to have excluded from the scope of Mattson Proprietary Information. If disclosure of an item on Exhibit A would cause me to violate any prior confidentiality agreement, I understand that I am not to list such item in Exhibit A, but am to inform the Company that all items have not been listed for that reason. A space is provided on Exhibit A for such purpose. If no list is attached, I represent that there are no such items.

6.2 To the extent I use any such prior Innovation in the course of my employment by the Company, I hereby grant the Company a fully paid, royalty-free, worldwide, perpetual, irrevocable license (with rights to sublicense through multiple tiers of sublicensors) to make, use, sell, reproduce, distribute, modify, perform and display such prior Innovation.

7. Ownership of Mattson Innovations

7.1 I hereby acknowledge and agree that the Company shall acquire ownership, title, and all rights and interest in and to all Mattson Innovations upon creation, that all Mattson Innovations are work made for hire belonging to the Company under applicable law, and that I shall promptly disclose and describe to the Company all Mattson Innovations. Without limiting the generality of the foregoing, I acknowledge that all original works of authorship which are made by me (solely or jointly with others) within the scope of my employment and which are protectable by copyright are "works made for hire," as that term is defined in the United States Copyright Act (17 U.S.C., Section 101).

7.2 To the extent that under applicable mandatory laws the Company does not acquire ownership, title, and all rights and interests in and to all Mattson Innovations, I hereby irrevocably and absolutely assign and agree to assign to the Company my entire ownership, right, title, and interest in and to all Mattson Innovations and any associated intellectual property rights.

7.3 I hereby acknowledge and agree that my execution of this Agreement constitutes written notification to me, as required by Section 2872 of the California Labor Code, of my rights under Section 2870 of the California Labor Code ("Section 2870"). Accordingly, I recognize that this Agreement does not require assignment of any invention which qualifies fully for protection under Section 2870, which provides as follows:

(a) Any provision in an employment agreement which provides that an employee shall assign, or offer to assign, any of his or her rights in an invention to his or her employer shall not apply to an invention that the employee developed entirely on his or her own time without using the employer's equipment, supplies, facilities, or trade secret information except for those inventions that either:

(1) Relate at the time of conception or reduction to practice of the invention to the employer's business, or actual or demonstrably anticipated research or development of the employer; or

(2) Result from any work performed by the employee for the employer.

(b) To the extent a provision in an employment agreement purports to require an employee to assign an invention otherwise excluded from being required to be assigned under subdivision (a), the provision is against the public policy of this state and is unenforceable.

7.4 I hereby assign to the United States government all my right, title and interest in and to any and all Innovations whenever full title to same is required to be in the United States by a contract between the Company and the United States or any of its agencies.

7.5 To the fullest extent permitted by applicable law, I hereby irrevocably and unconditionally waive and undertake not to assert any right to claim any compensation in addition to my regular salary with respect to the use or exploitation of Mattson Innovations.

8. Moral Rights

To the fullest extent permitted by applicable law, any assignment hereunder (and any ownership of a Mattson Innovation as a work made for hire) includes all rights of publication, attribution, paternity, integrity, disclosure and withdrawal and any other right that may be known as or referred to as "moral right" (collectively "Moral Rights"). To the extent such Moral Rights cannot be assigned under applicable law, I hereby irrevocably and unconditionally waive and undertake not to assert such Moral Rights and consent to any action of the Company or other Mattson entity that would violate such Moral Rights in the absence of such consent.

9. Cooperation in Perfecting Rights to Mattson Innovations

9.1 I shall assist the Company in every proper way to obtain and enforce United States and foreign proprietary rights relating to any and all Mattson Innovations in any and all countries. To that end I shall execute, verify and deliver such documents and perform such other acts (including appearing as a witness) as the Company may reasonably request for use in applying for, obtaining, perfecting, evidencing, sustaining and enforcing such proprietary rights and the assignment thereof. In addition, I shall execute, verify and deliver assignments of such proprietary rights to the Company or its designee. I further agree to execute such powers of attorney conforming to all applicable formalities, as may be necessary or appropriate, for the Company to do all such lawfully permitted acts to further the prosecution and issuance of patents, copyrights, mask works or other rights relating to Mattson Innovations. My obligation to assist the Company with respect to proprietary rights in any and all countries shall continue beyond the termination of my employment, but the Company shall compensate me at a reasonable rate after termination of my employment for the time actually spent by me at the Company's request on such assistance.

9.2 In the event the Company is unable for any reason, after reasonable effort, to secure my signature on any document needed in connection with the actions specified in the preceding paragraph, I hereby irrevocably designate and appoint the Company and its duly authorized officers and agents as my agent and attorney-in-fact, to act for and in my behalf to execute, verify and file any such documents and to do all other lawful acts to further the purposes of the preceding paragraph with the same legal force and effect as if executed by me. I hereby waive and quitclaim to the Company any and all claims of any nature whatsoever which I now or may hereafter have for infringement of any proprietary rights assigned to the Company or its designee.

10. Obligation to Keep the Company Informed.

In addition to my obligations under Section 7 hereof, during the period of my employment and for one (1) year after termination of my employment for any reason, I shall promptly disclose to the Company fully and in writing all patent applications filed by me or on my behalf. At the time of each such disclosure, I shall advise the Company in writing of any inventions that I believe fully qualify for protection under Section 2870 or analogous provisions in other relevant jurisdictions; and I shall at the time provide to the Company in writing all evidence necessary to substantiate that belief. I understand that the Company will keep in confidence and will not disclose to third parties without my consent any proprietary information disclosed in writing to the Company pursuant to this Agreement relating to inventions that qualify fully for protection under the provisions of Section 2870 or analogous provisions in other relevant jurisdictions. I shall preserve the confidentiality of any such invention as does not qualify fully for protection under Section 2870 or analogous provisions in other relevant jurisdictions. I agree to keep and maintain adequate and current records (in the form of notes, sketches, drawings and in any other form that may be required by the Company) of all proprietary information developed by me and all inventions and other Innovations made by me during the period of my employment at the Company, which records shall be available to and remain the sole property of the Company at all times.

11. No Conflicting Employment; No Inducement of Other Employees or Solicitation of Customers.

11.1 During the period of my employment by the Company, I shall not, without the Company's express written consent, engage in any other employment or business activity directly related to the business in which the Company is now involved or becomes involved, nor will I engage in any other activities which conflict with my obligations to the Company.

11.2 For the period of my employment by the Company and for one (1) year after the date of termination of my employment by the Company, in any county in the United States or equivalent geographical subdivision in foreign jurisdictions in which the Company does business (a list of which is available from Human Resources and is incorporated herein), I shall not (i) induce or attempt to induce any employee of the Company or another Mattson entity to leave the employ of the Company or such other Mattson entity; or (ii) actively solicit the business of any client or customer of the Company or the client or customer of another Mattson entity (other than on behalf of the Company or another Mattson entity), with whom I developed a relationship during the term of my employment, by using the Company's trade secret or confidential information.

11.3 If any restriction set forth in the preceding paragraphs of this Section 11 is found by any court of competent jurisdiction to be unenforceable because it extends for too long a period of time or over too great a range of activities or in too broad a geographic area, it shall be interpreted to extend only over the maximum period of time, range of activities or geographic area as to which it may be enforceable.

12. No Conflicting Obligations.

I represent that my performance of all terms of this Agreement and as an employee of the Company does not and shall not breach any agreement to keep in confidence information acquired by me in confidence or in trust prior to my employment by the Company. I have not entered into, and I agree I shall not enter into, any agreement either written or oral in conflict herewith

13. Return of Company Documents.

When I leave the employ of the Company, I shall deliver to the Company (and shall not keep in my possession, recreate or deliver to anyone else) any and all devices, records, data, notes, reports, proposals, lists, correspondence, specifications, drawings, blueprints, sketches, materials, equipment, other documents or property, together with all copies thereof (in whatever medium recorded) belonging to the Company, its successors or assigns. I further agree that any property situated on the Company's premises and owned by the Company, including disks and other storage media, filing cabinets or other work areas, is subject to inspection by Company personnel at any time with or without notice. Prior to leaving, I shall, at the Company's request, cooperate with the Company in completing and signing the Company's termination certification in substantially the form of Exhibit B attached hereto.

14. Notification of New Employer.

I hereby authorize the Company to notify my new employer of my rights and obligations under this Agreement following the termination of my employment with the Company.

15. Legal and Equitable Remedies.

Because my services are personal and unique and because I may have access to and become acquainted with Mattson Proprietary Information, the Company shall have the right to enforce this Agreement and any of its provisions by injunction, specific performance or other equitable relief, without bond and without prejudice to any the rights and remedies that the Company may have for a breach of this Agreement.

16. No Continuation of Employment.

I understand and acknowledge that my employment with the Company is "at-will," which means that the Company and I, each, have the right to terminate my employment at any time, with or without advance notice and with or without cause. I further agree and understand that nothing in this Agreement shall confer on me any right with respect to continuation of employment by the Company, nor shall it change in any way my "at-will" employment relationship with the Company.

17. Governing Law; Consent to Personal Jurisdiction.

In view of the fact that the principal office of the Company is located in California, this Agreement shall be governed by and construed according to the laws of the State of California, excluding conflict of laws principles. I hereby expressly consent to the personal jurisdiction of the state and federal courts located in _______________ County, California for any lawsuit filed there against me by the Company arising from or relating to this Agreement.

18. Entire Agreement.

This Agreement, and Exhibit A attached hereto and incorporated herein by this reference, sets forth the final, complete and exclusive agreement and understanding between the Company and me relating to the subject matter hereof and supersedes all prior and contemporaneous understandings and agreements relating to its subject matter. No modification of or amendment to this Agreement, nor any waiver of any rights under this Agreement, shall be effective unless in writing and signed by both the Company and me. Any subsequent change or changes in my duties, salary or other compensation shall not affect the validity or scope of this Agreement.

19. Severability.

Should any provision of this Agreement be held by a competent court or other tribunal to be illegal, invalid or unenforceable, the legality, validity and enforceability of the remaining provisions of this Agreement shall not be affected or impaired thereby.

20. Successors and Assigns.

This Agreement shall be binding upon my heirs, executors, administrators and other legal representatives and shall be for the benefit of the Company, other Mattson entities, and its or their successors and assigns.

21. Survival.

The provisions of this Agreement shall survive the termination of my employment with the Company and the assignment of this Agreement by the Company to any successor in interest or other assignee.

22. No Waiver.

No waiver by the Company of any breach of this Agreement shall be a waiver of any preceding or succeeding breach. No waiver by the Company of any right under this Agreement shall be construed as a waiver of any other right. The Company shall not be required to give notice to enforce strict adherence to all terms of this Agreement.

23. Notice.

Any notices required or permitted hereunder shall be given to the appropriate party at the address specified below or at such other address as such party may specify from time to time in writing. Such notice shall be deemed given upon personal delivery, or, if sent by certified or registered mail, postage prepaid, three (3) days after the date of mailing.

24. Consultants.

Notwithstanding anything to the contrary set forth in this Agreement, if I am engaged by the Company as a consultant (independent contractor) rather than an employee, the terms of this Agreement shall apply to me to the same extent as if I were an employee of the Company, provided that all references herein to me as an "employee" and my "employment" shall be deemed and construed to be references to me as a consultant (independent contractor) and my provision of consulting services to the Company and provided that no provision of this Agreement shall be deemed or construed to confer on me any rights that I might have if I were an employee of the Company.

25. Headings.

The headings contained in this Agreement are for convenience only, have no legal significance, and are not intended to change or limit this Agreement in any matter whatsoever.

I UNDERSTAND THAT THIS AGREEMENT AFFECTS MY RIGHTS TO INNOVATIONS (INCLUDING INVENTIONS AND WORKS OF AUTHORSHIP) THAT I MAKE DURING MY EMPLOYMENT, AND RESTRICTS MY RIGHT TO DISCLOSE OR USE MATTSON PROPRIETARY INFORMATION AND MATTSON INNOVATIONS DURING OR SUBSEQUENT TO MY EMPLOYMENT.

I have read this Agreement carefully and understand its terms. I have completely filled out Exhibit A to this Agreement, the terms of which are incorporated by reference into this Agreement. If I do not complete and attach Exhibit A to this Agreement, my signature below certifies that no relevant Innovations exist.

EMPLOYEE:

/s/ Robert B MacKnight
Name: Robert MacKnight

Dated: 8/17/2001
Address:

ACKNOWLEDGED AND AGREED:

MATTSON TECHNOLOGY, INC. ("Company")

By: ____________________________
Name: ____________________________
Title: ____________________________

Dated: ____________________________

Address:

Novem